Exhibit 3.1

CERTIFICATE OF DETERMINATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES a CONVERTIBLE PREFERRED STOCK

OF

Oncocyte corporatiOn

The undersigned, Ronald S. Andrews and Peter Hong, do hereby certify that:

I. They are the President and Secretary, respectively, of Oncocyte Corporation, a California corporation (the “Corporation”) with Entity Number 3231738.

II. The following resolutions were duly adopted by the board of directors of the Corporation pursuant to authority given by the corporation’s Articles of Incorporation:

“RESOLVED, that pursuant to the authority vested in the board of directors of the Corporation by Article FOUR of the Corporation’s Articles of Incorporation, a series of Preferred Stock of the Corporation is created out of the authorized but unissued shares of Preferred Stock of the Corporation, such series to be designated Series A Convertible Preferred Stock, to consist of 11,765 shares, no par value, with the rights, preferences, privileges and restrictions of which shall be as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Bankruptcy Event” means:

(a)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed (other than by a Holder) in a court of competent jurisdiction seeking (i) relief in respect of the Corporation or all or substantially all of the property or assets of the Corporation or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Subsidiaries (other than Immaterial Subsidiaries) or for all or substantially all of the property or assets of the Corporation or any of its Subsidiaries other than any Immaterial Subsidiary, or (iii) the winding-up or liquidation of the Corporation or any of its Subsidiaries other than any Immaterial Subsidiary, and in the case of any proceeding described in this clause (a), such proceeding or petition shall continue in effect and undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

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(b)	the Corporation or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Subsidiaries or for all or substantially all of the property or assets of the Corporation or any of its Subsidiaries, or (iv) make a general assignment for the benefit of creditors, and in the case of any proceeding described in this clause (b), such proceeding or petition shall continue in effect and undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered, or (v) commence any voluntary in-court or out-of-court recapitalization transactions.; or

(c)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction (other than by a Holder) seeking the liquidation, dissolution or winding up of the Corporation or any of its Subsidiaries, and such proceeding or petition shall continue undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(d)(iv).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion of Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (c) the Corporation sells or transfers all or substantially all of its assets to another person.

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“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, no par value, and stock of any other class of shares into which such shares may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(c).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Corporation” means Oncocyte Corporation, a California corporation.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Preferred Stock, (c) the issuance of the Conversion Shares in question are not subject to restrictions on resale by the Holder and issued free of restrictive legends, (d) the Common Stock is trading on a Trading Market and all of the Conversion Shares are listed or quoted for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available for the issuance of all of the Conversion Shares then issuable upon conversion of the Preferred Stock, (f) the issuance of the Conversion Shares in question (or, in the case of a redemption, the shares issuable upon conversion in full of the redemption amount) to the applicable Holder would not violate the limitations set forth in Section 6(e), and (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated and (h) the applicable Holder is not in possession of any information provided by the Corporation, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Closing Date” shall mean the date of the first closing of the issuance of the Preferred Stock to the Holder pursuant to the terms of the Purchase Agreement.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Holder” means, as of any specific date, a holder of record of Preferred Stock as reflected in the current books and records of the Corporation, including the records of any Transfer Agent or registrar of Preferred Stock if such an agent shall have been appointed by the Corporation.

“Immaterial Subsidiary” means any Subsidiary that does not have any material assets and operations.

“Indebtedness” means (x) any liabilities for borrowed money in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s consolidated balance sheet (or the notes thereto), except (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (2) guaranties of obligations of consolidated Subsidiaries; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with U.S. Generally Accepted Accounting Principles.

“Junior Securities” means the Common Stock and the Common Stock Equivalents of the Corporation, other than those securities which are explicitly senior or pari passu with the Preferred Stock in dividend right or liquidation preference.

“Liquidation” means any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Non-Compliance Event” means the failure by the Corporation to comply with its obligations, covenants or agreements contained in Section 4(b)(i) of this Certificate of Determination.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means, with respect to particular shares of Preferred Stock, the date of the first issuance of such shares of the Preferred Stock, which date, in the case of shares that have been transferred or issued upon transfer of shares of Preferred Stock, shall be related back to the earliest date on which the shares of Preferred Stock in the applicable chain of ownership were first issued.

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“Permitted Indebtedness” means (a) Indebtedness evidenced by or arising pursuant to the Preferred Stock, (b) Indebtedness existing or arising under any contract, agreement, or instrument existing on April 8, 2022, (c) Indebtedness on account of lease obligations incurred in the ordinary course of business or in connection with the acquisition of capital assets, and (d) lease obligations with respect to newly acquired or leased assets or properties or in connection with the extension or renewal of any lease in effect on April 8, 2022.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall mean the Series A Convertible Preferred Stock, no par value, of the Corporation.

“Purchase Agreement” means the Securities Purchase Agreement among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

“Shareholder Approval” means such approval as may be requested by a Holder and required by the applicable rules and regulations of the Trading Market from the shareholders of the Company with respect to the issuance of Conversion Shares that would exceed such Holder’s 19.99% Beneficial Ownership Limitation on any Conversion Date (including the waiver of Sections 6(e)) provided that such Shareholder Approval shall only apply to a Holder that requests to be included in such Shareholder Approval and shall not apply to any other Holder.

“Stated Value” means $1,000 per share, as the same may be increased from time to time pursuant to Section 3.

“Subsidiary” means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date hereof.

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Determination, the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

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“Transfer Agent” means the current transfer agent of the Corporation and any successor transfer agent of the Corporation.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the shares of Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series A Convertible Preferred Stock, no par value, and the number of shares so designated shall be 11,765 shares.

Section 3. Dividends in Cash or in Kind. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date applicable to shares of Preferred Stock, in cash, or at the Corporation’s option, in lieu of paying such dividends in cash such dividends shall accrete to, and increase, the outstanding Stated Value. The Corporation shall not pay any dividends or distributions on any other class or series of capital stock (other than dividends on the Common Stock paid solely in other shares of Common Stock) while the Preferred Stock is issued and outstanding. Notwithstanding anything herein to the contrary, in the event that any dividend or distribution paid in Common Stock would result in the issuance of a fraction of a share of Common Stock, then in lieu of issuing any fractional shares or scrip on account of fractional shares the Corporation shall, at its election, either pay a cash adjustment in respect of such fractional shares in an amount equal to the applicable fractions multiplied by the then prevailing market price of the Common Stock as determined by the Board of Directors of the Corporation, or round up to the next whole share.

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Section 4. Voting Rights; Negative Covenants.

(a) Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Determination, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing the performance of which by the Corporation is not conditioned upon approval by the affirmative vote of the Holders of a majority of the outstanding shares of Preferred Stock.

(b) As long as any shares of Preferred Stock are outstanding, unless the holders of at least 51% of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation, on a consolidated basis with its Subsidiaries, shall not:

(i) have less than $8 million of unrestricted, unencumbered cash on hand;

(ii) other than Permitted Indebtedness, incur Indebtedness to the extent that the aggregate Indebtedness of the Corporation at such time exceeds, in the aggregate, $15 million;

(iii) enter into any agreement (including any indenture, credit agreement or other debt instrument) that by its terms prohibits, prevents, or otherwise limits the Corporation’s ability to pay dividends on, or redeem, the Preferred Stock, in accordance with the terms of this Certificate of Determination; or

(iv) authorize or issue any class or series of preferred stock or other capital stock of the Corporation that ranks senior or pari passu with the Preferred Stock with respect to the payment of dividends or upon a Liquidation or Change of Control Transaction.

Section 5. Liquidation. Upon any Liquidation or Change of Control Transaction, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends and any other amounts due and owing under this Certificate of Determination, for each share of Preferred Stock before any distribution or payment shall be made to the holders of Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of and announce by press release or Form 8-K filed with the Commission any such Liquidation or Change of Control Transaction, not less than 45 days prior to the payment date stated therein, to each Holder. For the avoidance of doubt, the Corporation covenants and agrees to honor all Notices of Conversion tendered by a Holder between the date of announcement of such Liquidation or Change of Control Transaction until the time that such payment is actually made by the Corporation to the Holders.

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Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(e), if applicable to the Holder) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with a written notice (a “Notice of Conversion”) specifying the name and address of the Holder, the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the particular conversion, the number of shares of Preferred Stock owned subsequent to the particular conversion, the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Forced Conversion. Notwithstanding anything herein to the contrary and provided that the conditions for conversion at the option of a corporation under California Corporations Code Section 403(a)(3) or any successor provision are then met, if, during any 30 Trading Day period (“Threshold Period”), (i) the VWAP for 20 out of any 30 Trading Days during the Threshold Period equals or exceeds 140% of the then Conversion Price and (ii) the daily trading volume for 20 out of any 30 Trading Days during the Threshold Period equals or exceeds 400,000 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like), the Corporation may, within 3 Trading Days after the end of any such Threshold Period, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert a number of shares of Preferred Stock specified by the Corporation in the Forced Conversion Notice, provided that such number of shares of Preferred Stock required to be so converted shall not exceed one-third of the aggregate number of shares of Preferred Stock issued to such Holder on all Original Issue Dates (“Forced Conversion Maximum”), it being agreed that the “Conversion Date” for purposes of this Section 6(b) shall be deemed to occur no later than two (2) Trading Days following the Forced Conversion Notice Date (such date, the “Forced Conversion Date”). The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the applicable Threshold Period through and including the later of the Forced Conversion Date and the Trading Day after the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holders pursuant to the Forced Conversion Notice. Additionally, the Corporation shall only be permitted to deliver one Forced Conversion Notice during the pendency of a Threshold Period (i.e. the conversion of all of a Holder’s Preferred Stock would require three full Threshold Periods at the Forced Conversion Maximum assuming no voluntary conversions). Simultaneously with delivery of any Forced Conversion Notice to the Holders, the Corporation shall publicly disclose such Forced Conversion Notice by means a Form 8-K filed with the Commission or by press release. Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s aggregate purchases of Preferred Stock on Initial Issue Dates, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation of shares to be converted in a Forced Conversion, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Preferred Stock are forcibly converted. A Forced Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the determination of the Conversion Price, provisions requiring payment of liquidated damages, and limitations on conversions. Any voluntary conversions by a Holder during a Threshold Period shall have the effect of reducing the Holder’s Forced Conversion Maximum as to such Threshold Period by the amount so converted on a share for share basis.

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c) Conversion Price. The conversion price for the Preferred Stock shall equal $1.53, subject to adjustment pursuant to Section 7 (the “Conversion Price”).

d) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions, and (B) a bank check in the amount of accrued and unpaid dividends, if any, not accreted to Stated Value. The Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall be relieved of all obligations to issue and deliver such Conversion Shares and shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation, and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

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iii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are, unless the Conversion shall have been revoked by the Holders pursuant to Section 6(d)(ii), absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Holder’s Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law or agreement, or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which the Holder has sought to convert to Conversion Shares, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion.

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iv. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(d)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed, including any brokerage commissions (a “Buy-In Payment”) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000 as the Buy-In Payment. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In Payment and, upon request of the Corporation, evidence of the amount of such loss. In lieu of seeking payment from the Corporation of any Buy-In Payment, if the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(d)(i) by the Share Delivery Date applicable to such conversion, the Holder may by written demand to the Corporation require the Corporation to pay (and the Corporation shall pay) to such Holder, in cash, as liquidated damages and not as a penalty, for each $10,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. The amount of any liquidated damages payment or Buy-In Payment shall be reduced (but not below zero) by the amount of any surety bond paid to the Holder with respect to the failure of the Corporation to deliver such Conversion Shares. The exercise of any such rights shall not prohibit a Holder from seeking to enforce other damages pursuant to any other Section hereof.

v. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

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vi. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

vii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares in a name other than that of the Holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

e) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining unconverted Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation, beneficially owned by such Holder or any of its Affiliates or Attribution Parties, that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(e) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, (ii) a public announcement by the Corporation, or (iii) a written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request (which may be via email) of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder; provided, however, that prior to the First Closing Date, upon the election of the Holder by notice to the Company, the Beneficial Ownership Limitation shall be increased to 19.99%; provided, further, following receipt of such Shareholder Approval at a subsequent meeting of shareholders as may be required by the applicable rules and regulations of the Trading Market with respect to allowing the exercise in full of a Holder’s shares of Preferred Stock without regarding the this Section 6(e), the provisions of this Section 6(e) shall no longer apply solely as to the Holder if the Holder has notified the Company that the Holder wishes the Company to seek such Shareholder Approval. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of Common Stock or any Common Stock Equivalents payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock or Common Stock Equivalents issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or distributes any Common Stock Equivalents pro rata to the record holders of any class of shares of Common Stock without the payment of consideration for such Common Stock Equivalents, then the Holder of will be entitled to receive the aggregate Common Stock Equivalents which the Holder could have received if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Common Stock Equivalents, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Common Stock Equivalents (provided, however, to the extent that the Holder’s right to participate in any such Common Stock Equivalent would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Common Stock Equivalent to such extent (or beneficial ownership of such shares of Common Stock as a result of such Common Stock Equivalent to such extent) and such Common Stock Equivalent to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (other than dividends or distributions subject to Section 7(a)) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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d) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation, or of the Corporation if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and if the Alternate Consideration is comprised of different components the Corporation shall apportion the Conversion Price among such components of the Alternate Consideration in a reasonable manner reflecting the relative value of such different components. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Determination with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Determination and the other Transaction Documents in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to and approved by the Holders of a majority of the shares of Preferred Stock outstanding immediately before such Fundamental Transaction (without unreasonable delay), and the Successor Entity shall, at the option of the Holders, deliver to the Holders in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock, which security shall be convertible into a number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the number of shares that would have been issued in the Fundamental Transaction to holders of the Common Stock issuable upon conversion of the Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) if such Preferred Stock had been converted into Common Stock immediately prior to such Fundamental Transaction, at a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity (A) shall succeed to, and be substituted for the Corporation (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Determination and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and (B) may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Determination and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein and in the other Transaction Documents.

e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

f) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the Liquidation of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holders shall remain entitled to convert Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 8. Redemption.

a) Optional Redemption at Election of Corporation. Subject to the provisions of this Section 8, the Corporation may deliver a notice to the Holders (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding Preferred Stock, for cash in an amount equal to the Stated Value of such Preferred Stock, plus (i) all accrued but unpaid dividends thereon not accreted to the Stated Value, and (ii) all liquidated damages and other amounts due in respect of the Preferred Stock (“Optional Redemption Amount”), on the 30th Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date” and such redemption, the “Optional Redemption”). Simultaneously with delivery of any Optional Redemption Notice to the Holders, the Corporation shall publicly disclose such Optional Redemption Notice by means a Form 8-K filed with the Commission or by press release. The Optional Redemption Amount is payable in full on the Optional Redemption Date. The Corporation may only effect an Optional Redemption if, (i) each of the Equity Conditions shall have been met on each Trading Day occurring during the period commencing on the Optional Redemption Notice Date through to the Optional Redemption Date and (ii) in the event that the Optional Redemption is being done in connection with an equity or equity-linked capital raise, the proceeds of which are being used (all or in part) to fund the payment of the Optional Redemption Amount, then the Corporation shall notify the Holder of such pending transaction (subject to customary over-the-wall procedures agreed to by the Holder) and at the election of the Holder the Holder may participate in such financing to the extent that, on a fully converted or exercised basis, the Holder maintains its percentage equity interest in the Corporation; provided, however, prior to providing any information to the Holder concerning a pending transaction that may be material, non-public information, the Corporation shall first confirm with such Holder if it wishes to receive such material, non-public information If any of the Equity Conditions shall cease to be satisfied at any time during the 20 Trading Day period, then a Holder may elect to nullify the Optional Redemption Notice as to such Holder by notice to the Corporation within three Trading Days after the first day on which any such Equity Condition has not been met in which case the Optional Redemption Notice shall be null and void, ab initio. The Corporation covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice until the Optional Redemption Amount is paid in full.

b) Mandatory Redemption. On the earliest to occur of (i) April 8, 2024, (ii) a Bankruptcy Event, (iii) a Change of Control Transaction, or (iv) notice to the Corporation given by Holders of not less than 51% of the outstanding shares of Preferred Stock demanding redemption of all of the outstanding Preferred Stock following the occurrence of a Non-Compliance Event, provided that such notice is given within 90 days after the earlier of a notice from the Corporation to the Holders or the filing of a periodic or current report by the Corporation under the Exchange Act in either case disclosing the occurrence of a Non-Compliance Event, the Corporation shall redeem all of the then outstanding Preferred Stock for an amount in cash equal to the Stated Value of such Preferred Stock, plus (i) all accrued but unpaid dividends thereon not accreted to the Stated Value, and (ii) all liquidated damages and other amounts due in respect of the Preferred Stock (such redemption, the “Mandatory Redemption Amount”). The Corporation covenants and agrees that it will honor all Notices of Conversion tendered up until the Mandatory Redemption Amount is paid in full.

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Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by a U.S. nationally recognized next Business Day courier service, addressed to the Corporation at its principal executive office to the attention of the Secretary of the Corporation, e-mail address phong@oncocyte.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a U.S. nationally recognized next Business Day courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation or the records of any transfer agent or registrar if such an agent is appointed. Any notice or other communication or deliveries (other than delivery of Conversion Shares) hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 9 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of deposit for delivery with a U.S. nationally recognized next Business Day courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Determination shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond).

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d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Determination shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of New York (the “New York Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Determination and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Determination, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Determination shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Determination or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Determination on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Determination on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Determination is determined to be invalid, illegal or unenforceable, the balance of this Certificate of Determination shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Determination and shall not be deemed to limit or affect any of the provisions hereof.

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i) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

j) Repurchases. With respect to the holders of Preferred Stock, any repurchase by the Corporation of its outstanding Common Stock upon exercise of a repurchase option contained in an agreement between the Corporation and one or more of its employees, consultants, officers, directors, employee stock ownership plan trustees, or other persons having a business relationship with the Corporation shall be permissible, and each holder of Preferred Stock consents to any such repurchases, regardless of any restrictions on such repurchase under Section 500, Section 503 or Section 506 of the California Corporations Code.

k) Copies of Transaction Documents. As long as shares of Preferred Stock shall remain issued and outstanding, the Corporation shall maintain at its principal executive office, and shall provide to Holders and the Corporation’s other shareholders upon written request and without charge, a copy of each Transaction Document and all amendments.

III. The number of shares of Series A Preferred Stock is 11,765. As of the date of this Certificate of Determination, no shares of Series A Preferred Stock have been issued.

Executed at Irvine, California on April 13, 2022.

/s/ Ronald S. Andrews
Ronald S. Andrews, President

/s/ Peter Hong
Peter Hong, Secretary

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